UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Allied Defense Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Allied Defense Group, Inc.
For More Information, Contact:
Maria Walker
Investor Relations
703-847-5268
THE ALLIED DEFENSE GROUP ANNOUNCES AUTHORIZATION OF
ASSET SALE AND ADJOURNMENT
OF SPECIAL MEETING TO SEPTEMBER 30, 2010 FOR THE
DISSOLUTION PROPOSAL
VIENNA, Virginia, August 31, 2010 — The Allied Defense Group, Inc. (NYSE Amex: ADG) announced that its stockholders voted to authorize the sale of substantially all of its assets to Chemring.
The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock was required to authorize the proposed asset sale to Chemring. Approximately 71.7% of the outstanding shares of ADG’s common stock as of July 26, 2010, the record date for the special meeting, were voted to authorize the asset sale to Chemring.
This stockholder approval of the asset sale was the last outstanding condition to closing except for the customary conditions that are to be satisfied on the closing date. As a result, ADG expects the asset sale to Chemring to be completed on or about September 1, 2010.
In addition, in order to provide stockholders with time to consider the previously announced recent developments relating to the dissolution proposal, ADG asked its stockholders to vote to adjourn the special meeting for the purpose of voting upon the dissolution proposal at the reconvened special meeting. ADG’s stockholders voted to adjourn the special meeting and to reconvene the special meeting to approve the dissolution proposal at 10:00 a.m. on September 30, 2010 at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182.
The record date for the special meeting remains July 26, 2010. Stockholders who have previously submitted their proxy or otherwise voted and do not want to change their vote need not take any action.
ADG’s board of directors continues to recommend that its stockholders vote “FOR” the dissolution proposal.
About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a multinational defense company focused on the manufacture, sale and distribution of ammunition and ammunition-related products for use by the U.S. and foreign governments. For more information, please visit ADG’s web site: www.allieddefensegroup.com.
About Chemring Group
Chemring Group PLC is a global defense business listed on the London Stock Exchange with a market capitalization of about £1 billion ($1.6 billion). Chemring specializes in the manufacture of energetic material products, providing solutions for highly demanding requirements in the Pyrotechnics, Explosive Ordnance Disposal, Munitions and Countermeasures markets. The Group is built on a hundred-year history of innovation and development and now employs over 3500 people in the UK, US, France, Germany, Italy, Norway, Spain and Australia. For more information, please visit Chemring’s website: www.chemring.co.uk.

Additional Information and Where to Find It
This communication may be deemed to be a solicitation of proxies from the stockholders of ADG in connection with the proposed dissolution of ADG. ADG has filed a definitive proxy statement and relevant documents concerning the proposed dissolution. The proxy statement was mailed on or about July 28, 2010 to the stockholders of record as of July 26, 2010. A supplement to the proxy statement describing developments relating to the dissolution proposal was mailed to the same stockholders of record on or about August 26, 2010. Investors and security holders of ADG are urged to read the proxy statement, the proxy statement supplement and any other relevant documents filed with the SEC because they contain important information about ADG and the proposed dissolution. The proxy statement and any other documents filed by ADG with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ADG by contacting Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268. Investors and security holders are urged to read the proxy statement, the proxy statement supplement and the other relevant materials before making any voting or investment decision with respect to the proposed asset sale.
Safe Harbor for Forward-Looking Statements
Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995, including the date that ADG expects the asset sale to be completed. Because forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by ADG with the SEC. For other important conditions to Chemring’s obligation to consummate the asset sale, we refer you to ADG’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 28, 2010. If any of these conditions are not satisfied on a timely basis, it could delay or prevent the completion of the asset sale.